Exhibit 10.5

November 17, 2017

Micronet Enertec Technologies, Inc.

Attention: David Lucatz

28 West Grand Avenue, Suite 3

Montvale, NJ 07645

Email: david@micronet-enertec.com

Re:	Standby Equity Distribution Agreement dated August 22, 2017 between YA II PN, Ltd. (the “Investor”) and Micronet Enertec Technologies, Inc. (the “Company”) (the “SEDA”)

Dear Mr. Lucatz,

This letter shall set forth the agreement between the parties related to modifications to the Commitment Fee. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the SEDA.

Pursuant to Section 13.05 of the SEDA a Commitment Fee in the amount of $800,000 shall be due and payable in eight quarterly installments of $100,000 regardless of the amounts, if any, that are drawn under the SEDA. The parties desire to modify the Commitment Fee so that a portion of it is subject to minimum drawdowns under the SEDA, as set forth in this letter agreement. Therefore, the parties hereby agree to delete section 13.05 of the SEDA in its entirety and replace it with the following:

Section 13.05 Commitment Fee. The Company shall pay a commitment fee in the amount of $850,000 (the “Commitment Fee”) to YA Global II SPV, I,LC, a wholly owned subsidiary of the Investor, of which (i) the Company has previously paid $50,000, (ii) The Company shall pay $200,000 as follows: $50,000 shall be due and payable on March 31, 2018, $50,000 shall be due and payable on September 30, 2018, $50,000 shall be due and payable on March 31, 2019, and $50,000 shall be due and payable on September 30, 2019, and (iii) the Company shall pay the remaining $600,000 (the “Contingent Commitment Fee”) in amounts set forth in Column A of the table below on the first date in which the aggregate amount that the Investor has paid to the Company for the purchase of Shares under this SEDA equals or exceeds the amounts set forth in Column B of the table below.

(A)	(B)
Portion of Contingent Commitment Fee Due	Aggregate Advance Amount
$90,000	$3,000,000
$30,000	$4,000,000
$30,000	$5,000,000
$150,000	$6,000,000
$50,000	$7,000,000
$130,000	$8,000,000
$60,000	$9,000,000
$60,000	$10,000,000

1012 Springfield Ave., Mountainside, NJ | 201.985.8300 | www.yorkvilleadvisors.com

Each installment of the Commitment Fee, when due, shall be paid in cash.

The parties acknowledge that the SEDA remains in full force and effect, subject to the changes specifically set forth in this letter agreement.

Sincerely,

/s/ Matthew Beckman
Matthew Beckman

Agreed and accepted on this 19 day of November, 2017

Micronet Enertec Technologies, Inc.

/s/ Tali Dinar

Name: Tali Dinar